UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SAN JUAN BASIN ROYALTY TRUST
(Name of Registrant as Specified In Its Charter)

Southwest Bank
Robert Lansford
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) have made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card in connection with the solicitation of proxies for a special meeting of the unitholders of San Juan Basin Royalty Trust.

On October 21, 2016, the Southwest Bank Participants delivered the following letter to unitholders of the Trust and issued the following press release with respect to the unitholder letter.

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October 21, 2016

Dear San Juan Basin Royalty Trust Unitholders:

Prior to my departure from Compass Bank last fall, I wrote to you quarterly since 1985 when I first began working on the administration of the San Juan Basin Royalty Trust (the “Trust” or “SJT”.) It has been a long and I believe mutually beneficial relationship. A lot has transpired over thirty years, with numerous changes in the oil and gas industry, securities and energy regulation, mergers and changes of the operator of the Trust properties and of the trustee bank! Thank you for your confidence over the many years, and I am asking for your support now in a matter of utmost importance to the future of the Trust.

I resigned from Compass Bank last fall to join the impressive royalty trust management group at Southwest Bank which now administers seven other royalty trusts and has an experienced staff of nine. Given my long-standing history with the Trust, I was surprised and disappointed when Compass Bank determined that it would retain the trustee bank role rather than transfer it to Southwest Bank. Since joining Southwest Bank, I have personally observed that Southwest Bank has devoted many hours and dollars to support the creation of a department that specializes in the administration of royalty trusts and that Southwest Bank’s management has made a commitment to continue to do so. I fully supported our decision to commence a proxy solicitation for you to be able to request a special meeting to consider the appointment of Southwest Bank as successor trustee for the Trust. I am happy to report that over 22% of you quickly acted to request the special meeting so that you may express your views on this important matter.

The record date for the special meeting is October 24, 2016, meaning that you must hold your units on that date to be able to vote your units at the special meeting. Compass Bank has not yet announced the date, time and location for the special meeting, but we anticipate that they will schedule the meeting for a date in November—giving us a very short amount of time to solicit votes while competing with a presidential election and the approaching Thanksgiving holiday. We believe that Compass Bank’s meeting date timing is an obvious tactic to frustrate your voting franchise and a self-interested attempt by Compass Bank to prevent its removal and preserve its own economic benefit. Given the timing, it is very important that you make your preference of trustee known by voting the WHITE proxy card as soon as possible.

Experience Matters

I suppose it is not surprising that a well-oiled machine like the Trust can continue to function without the benefit of experienced leadership for some period of time. But new issues, changes and developments with the operator will arise, and we firmly believe the Trust is better served by a department of officers skilled and experienced in administering grantor royalty trusts in general and the San Juan Basin Royalty Trust in particular. Are you confident that Compass Bank has the ability to proactively identify and address new issues, changes and developments impacting the Trust on your behalf?

•	Inexperienced Trust Officer—When I resigned, Compass Bank gave Josh Peterson a “field promotion” to Vice President and Senior Trust Officer, an office I spent 15-20 years to earn, after only eighteen months of experience as an oil and gas manager with Compass Bank. Mr. Peterson’s background before joining Compass Bank in 2014 was in land title examination, not oil and gas accounting or operations. In Mr. Peterson’s deposition relating to the pending Burlington litigation in January 2016, he admitted under oath that he had no experience in the administration of royalty trusts, no experience with SEC filings, and very little experience with oil and gas other than that relating to title work. Prior to assuming full responsibility of the Trust, he spent only four days of training with me for background on the Trust’s administration and history. He had very little acquaintance with trusts involving oil and gas assets prior to February 2014, and none of those were publicly traded. Most importantly as far as the current litigation, he could not testify about anything in the litigation with personal knowledge about the facts. Even though Mr. Peterson had no experience or training in SEC reporting or the audit compliance process prior to November 2015, he is the one who now must personally certify as to the accuracy and effectiveness of the Trust’s SEC reports, financial statements, disclosure controls and procedures and internal control over financial reporting. We believe that a publicly-traded entity in the midst of complex litigation with Burlington is not the place for a principal trust officer to learn on the job.
•	No “Long-Term” Decision Makers Employed by Compass Bank—We believe that Compass Bank’s reference to individuals with 25 years of experience with the Trust is misleading. The only remaining employee of Compass Bank with any long-term experience working on the Trust, while a capable clerical assistant, has never acted in a managerial role or had any responsibility for discretionary decision-making for the Trust. In making the foregoing representation, Compass Bank may instead be alluding to the team of petroleum engineers, gas marketers, trial counsel, CPA’s, compliance auditors and investor relations contractors that I assembled and managed over the years for the Trust.

The concern remains that the outside consultants are not the ones who ultimately act on behalf of the Trust. For example, compliance auditors conduct the diligence and develop audit exceptions, but they do not make the decisions as to what to do when those exceptions are not granted by the operator. Bottom line, the compliance auditor can write the exceptions, but if the person tasked with coordinating all of the consultants does not understand the reported material or, at the very least, does not have contextual experience or background history, we believe he is going to be severely disadvantaged going forward in communicating and negotiating with the operator to find solutions. One of the most important aspects as trustee is to have the ability to gather, understand, synthesize and apply the disparate information received from the operator and consultants in sound administration of the Trust. During my tenure with the Trust, I was continually immersed in the audit process since 1992.

Critical Knowledge of Burlington Relationship and Pending Litigation

During my 30-year tenure with the Trust, I routinely interacted with Burlington representatives on matters related to the Trust and compiled a demonstrated record of recouping millions of dollars on behalf of the Trust. In those instances in which it was impossible to resolve a dispute with Burlington, it was up to me as principal trust officer to determine whether to take legal action on behalf of the Trust to recover disputed amounts. As an example, after filing royalty litigation against Burlington in 1992, the Trust received over $20 million in the related 1996 settlement agreement. Being involved in that process was an invaluable experience for me as a royalty trust administrator. Few trustees of royalty trusts, if any, at that time were performing any audits of the operators of royalty trust properties. Following the 1996 settlement, I developed and worked with a team of compliance auditors skilled in auditing joint operating agreements for energy industry clients to implement an audit process for the Trust that has resulted in payments to the Trust of more than an additional $42 million to date.

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In July 2014 and after consulting with the Trust’s legal and financial advisors, I made the determination for Compass Bank to file the pending lawsuit against Burlington on behalf of the Trust alleging underpayments and overcharges made by Burlington as the operator of the Trust’s underlying properties. At the time the lawsuit was filed, I worked closely with the Trust’s legal team to prepare the claims and to provide them with the necessary background. In May 2016, seven months after I left Compass Bank, I provided deposition testimony on behalf of the Trust with respect to the issues involved in the litigation and underlying unresolved audit exceptions. If I can rejoin the team I assembled to conduct the pending litigation, my institutional knowledge and experience would be extremely valuable in evaluating and providing input.

Below are specific examples of my institutional knowledge essential to the resolution of claims against Burlington which I am certain would have been overlooked by and unknown to Mr. Peterson or any of the consultants currently retained by Compass Bank:

•	I requested that a 2014 recoupment of under-paid severance tax be spread over multiple monthly distributions based on a prior arrangement in which this was done. The impact of a large one-time deduction could have had a much greater impact on the unit price and/or made distributions negative for a period of time.
•	We recovered a payment of $2.6 million for the Trust in 2010 after I reminded Burlington that a claim by the Minerals Management Service for royalty on proceeds of a 1990 settlement with the Gas Company of New Mexico should not be fully allocated to the Trust because the “take-or-pay” portion of the settlement had not been shared with the Trust in 1990.
•	Based on my participation in the negotiation of the 1996 settlement agreement, I knew to object to Burlington’s deduction from unitholder distributions in 2008 of $4.9 million that Burlington agreed to pay to a third party in settlement of a separate litigation matter. This is one of the key issues in the pending litigation.

Anticipated Cost Savings and Additional Services

If Southwest Bank is appointed as successor trustee, Southwest Bank can leverage its experience from the administration of multiple royalty trusts, which we anticipate will result in cost savings to the Trust and additional benefits or efficiencies to you as unitholders.

Specifically, Southwest Bank anticipates that it can offer the following benefits to the Trust and unitholders if appointed as successor trustee:

•	Estimated reduction in the Trust’s annual administrative costs of at least $200,000 through incorporating the Trust into the existing structure at Southwest Bank;
•	Individualized tax reporting for the Trust’s beneficial holders by using the vendors and process already established for other royalty trusts in Southwest Bank’s portfolio; and
•	Higher interest rates on the Trust’s reserve funds compared to rates historically earned through Compass Bank.

Importantly, the Southwest Bank royalty trust management group already in place and centrally located in the Dallas/Fort Worth metroplex allows for cross-training and backup administration of all of Southwest Bank’s royalty trust accounts. We believe that our approach will lead to a more efficient administration of the Trust as it will permit a more effective transition of the Trust’s administration without the need to incur the expense and distraction of identifying, recruiting, retaining and training appropriately qualified individuals for the Trust’s principal trust officer role or other positions when a replacement becomes necessary.

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CHOOSE SOUTHWEST BANK—VOTE THE WHITE PROXY CARD TODAY!

Changing from Compass Bank to Southwest Bank as trustee of the Trust actually will be a CONTINUATION of the experienced and tested service you have known. I have devoted my career to this enterprise and feel a strong duty to you as unitholders. I believe the proactive, experienced administrative team at Southwest Bank will benefit the Trust and the unitholders. Please let your voice be heard and vote your WHITE proxy card “FOR” removal of Compass Bank as trustee and nomination and approval of Southwest Bank as successor trustee. Continue the history of the Trust with those who actually know the history!

We urge you NOT to sign the blue proxy card or return any voting instructions that may be sent to you by the Trust or Compass Bank.

If you have any questions or need more information, please call me at (817) 298-5587 or contact our proxy solicitor, Okapi Partners, at (212) 297-0720 or toll-free at (877) 279-2311 or by email at infor@okappipartners.com.

Thank you.

Sincerely,

Lee Ann Anderson
Senior Vice President, Senior Trust Administrator
Southwest Bank

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Southwest Bank Trust Officer Lee Ann Anderson Sends Letter to Unitholders

of San Juan Basin Royalty Trust (SJT) Outlining Reasons

Southwest Bank is Best Choice as SJT Trustee

Urges Unitholders to Vote the WHITE Proxy Card Today

FORT WORTH, TEXAS, October 21, 2016-Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) today announced that they have sent to unitholders of the San Juan Basin Royalty Trust (the “Trust” or “SJT”) a letter from Southwest Bank Trust Officer Lee Ann Anderson encouraging unitholders to vote for the removal of Compass Bank as trustee of the Trust and the appointment of Southwest Bank as successor trustee at the upcoming special meeting of the Trust's unitholders. The Trust has not yet announced the date, time and location of the special meeting, but has set the record date for the special meeting as October 24, 2016.

The letter from Ms. Anderson is available at http://www.okapivote.com/sanjuanbasin/Unitholder%20Letter%2010-21-2016.pdf. In addition, all other proxy materials filed by the Southwest Bank are available at www.okapivote.com/sanjuanbasin.

Unitholders are urged to sign, date and return the WHITE proxy card today, or they may vote online or by telephone by following the instructions on the voting materials they have received. The Southwest Bank Participants also encourage unitholders to contact their proxy solicitor, Okapi Partners, at (212) 297-0720 or toll-free at (877) 279-2311 or by email at info@okapipartners.com with any questions, or if they need assistance with their vote.

About Southwest Bank

Proudly serving North Texas for 50 years, Southwest Bank is the largest locally owned, independent bank in Tarrant County. In addition to full-service banking centers in Fort Worth, Dallas, Arlington, Burleson, Grapevine, Mansfield and Saginaw, Southwest Bank maintains mortgage offices in Fort Worth, Dallas and Austin and a royalty trust management office in Dallas. Southwest Bank values its customers and believes in building loyal, lasting relationships through personalized service, honesty and integrity. For more information, visit www.SouthwestBank.com. Member FDIC.

Contacts:	Lee Ann Anderson	Okapi Partners
	Senior Vice President and Senior Trust Administrator	Patrick McHugh/Charles Garske/Lydia Mulyk
	Southwest Bank	(212) 297-0720
	(817) 298-5587	(877) 279-2311 (Toll-Free)

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